Exhibit 3.25

FTI, LLC

ARTICLES OF ORGANIZATION

The UNDERSIGNED, in order to form a limited liability company under and by virtue of the Maryland Limited Liability Company Act, MD. CORPS & ASS’NS CODE ANN., § 4A-101, et seq. (the “LLC Act”), does hereby acknowledge and certify to the Maryland State Department of Assessments and Taxation as follows:

FIRST: The name of the limited liability company (which is hereinafter called the “Company”) is:

FTI, LLC

SECOND: The purpose for which the Company is formed is to engage in any lawful act or activity which may be carried on by a limited liability company under the LLC Act which the members may from time to time authorize or approve pursuant to the provisions of the Operating Agreement.

The foregoing purpose shall be in addition to and not in limitation of the general powers of limited liability companies under the LLC Act.

THIRD: The present address of the principal office of the Company in the State of Maryland is 909 Commerce Road, Annapolis, Maryland 21401.

FOURTH: The name and address of the resident agent of the Company are: The Corporation Trust Incorporated, 300 E. Lombard Street, Baltimore, MD 21202.

/s/ Joanne F. Catanese

Signature of Authorized Person

[Joanne F. Catanese, Secretary]

Mark S. Eppley

Assistant Vice-President and Secretary

/s/ Mark S. Eppley

Resident Agent

I hereby consent to my designation in this document.

The Corporation Trust Incorporated

300 E. Lombard Street, Suite 1400

Baltimore, Maryland 21202

Attn: Joanne F. Catanese, Secretary

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